EXHIBIT 10.02

February 16, 2007

Re:	Agreement (the “Agreement”)

Dear Judy:

This confirms that your employment with VeriSign, Inc. (“VeriSign”) will be terminated on March 31, 2007, unless you resign before that date in accordance with the resignation procedure described below at Section 3. For the purposes of this Agreement, the term “Termination Date” refers to either March 31, 2007 or such earlier date on which you resign if you choose to resign before that date.

In an effort to ensure an amicable and smooth separation, and in consideration for your execution of this Agreement, VeriSign will offer you the severance package set forth in this Agreement, subject to the terms and conditions set forth below.

To accept this Agreement, you will need to sign below where indicated and then return the signed Agreement to me either on or before the Acceptance Expiration Date. The “Acceptance Expiration Date” means the date that is thirty (30) days after the Termination Date. You have seven (7) days following your execution of this Agreement (the “Revocation Period”) to revoke your acceptance of it. This Agreement will not be effective until the Revocation Period has expired and, of course, the Agreement will not be effective if you revoke your acceptance of it during the Revocation Period. VeriSign shall have no obligations to you under this Agreement if you do not sign it and return it to VeriSign either on or before the Acceptance Expiration Date or if you revoke your acceptance of this Agreement during the Revocation Period.

1. Consideration from VeriSign. In consideration for the covenants and promises herein, and provided you sign and return this Agreement to VeriSign before the Acceptance Expiration Date in accordance with the instructions stated above and are not terminated for Cause (defined at Section 3 below of this Agreement), and further provided that you do not revoke your acceptance of this Agreement during the seven day Revocation Period, you will be provided with the following benefits:

1.1 Severance. VeriSign will pay you a severance in the total amount of Five Hundred Seventy-One Thousand Two Hundred Dollars ($571,200) (the “Severance Payment”), which shall be payable in two installments.

VeriSign will pay you the first installment of the Severance Payment, which shall be in the amount of Three Hundred Eighty-Two Thousand Seven Hundred Four Dollars ($382,704) within twenty-one (21) days of the Effective Date, provided that you are then in full compliance with your obligations under this Agreement, including without limitation your obligations under Sections 5 and 6 below of this Agreement. The “Effective Date” means the date immediately following the last day of the Revocation Period, provided you have not revoked your acceptance of the Agreement before that date.

VeriSign will pay you the second installment of the Severance Payment, which shall be in the amount of One Hundred Eighty-Eight Thousand Four Hundred Ninety Six Dollars ($188,496) on the one year anniversary of the Termination Date, provided that you are then in full compliance with your obligations under this Agreement, including without limitation your obligations under Sections 5 and 6 below of this Agreement.

1.2 2006 Bonus. You will receive your full target bonus for 2006 in the amount of $214,200 (the “2006 Bonus”), provided that you are in full compliance with your obligations under this Agreement, including without limitation your obligations under Sections 5 and 6 below of this Agreement. The payment of the 2006 Bonus will be made at the time that VeriSign issues annual bonuses to its employees, which will be no later than March 15, 2007.

1.3 COBRA and Life Insurance Premiums.

A. COBRA Premiums. Within twenty-one (21) days of the Effective Date, VeriSign will pay you a lump sum payment in the amount of Three Thousand Eight Hundred Sixty-Nine and 4/100 Dollars ($3,869.04) (the “COBRA Premium Payment”), which is intended for your use to cover monthly COBRA premiums for twelve (12) months.

B. Life Insurance Premiums. Within twenty-one (21) days of the Effective Date, VeriSign will pay you a lump sum payment in the amount of Seven Hundred Ninety-Seven and 88/100 Dollars ($797.88) (the “Life Insurance Premium Payment”), which is intended for your use to cover monthly life insurance premiums for twelve (12) months.

1.4 Executive Outplacement Services. You will be provided access to career outplacement services with VeriSign’s third party outplacement service provider for a period of six months beginning on the Termination Date. During that time, you will be eligible to receive the same level of outplacement services that VeriSign generally offers to executives of your level. You should contact Fiona Ow Giuffre at (650) 426-3501 for specific information concerning what specific outplacement services will be available to you.

1.5 Administrative Support. For a period of six months beginning on your Termination Date, VeriSign will provide you with up to five hours per week of administrative/secretarial support at VeriSign’s offices in Mountain View, as may be reasonably requested by you.

1.6 Stock Option & RSU Acceleration.

A. Stock Option Acceleration. Upon the termination of your employment with VeriSign, and subject to compliance with applicable law and any stock option exercise limitation imposed by the Board of Directors, you will receive acceleration of vesting of twenty-five percent (25%) of your then unvested stock options to purchase shares of VeriSign common stock for which the Fair Market Value is greater than the Exercise Price on your Termination Date. For the purposes of this Agreement, the term “Fair Market Value” means the closing price per share of VeriSign common stock on The Nasdaq Global Select Market. For the purposes of this Agreement, the term “Exercise Price” means the exercise price of your VeriSign stock options as specified in the applicable stock option grant. The twenty-five percent (25%) of your unvested stock options that will be subject to accelerated vesting upon your termination will be those options that have the lowest Exercise Price.

For example, if the Fair Market Value of VeriSign common stock on the Termination Date is $25, and if the following table reflects your unvested options as of your Termination Date, then the acceleration of your unvested options will be calculated as set forth below.

Grant Number	Grant Date	Exercise Price	# of Unvested Shares As of 3/31/07
21001017	9/30/03	$13.46	6,875
21009183	8/1/06	$17.94	72,000
21005413	8/2/05	$26.40	56,250
21004445	11/3/04	$26.53	49,219

Hypothetical Example:

•

None of the unvested options in option grant numbers 21005413 or 2100445 will be subject to accelerated vesting because the Exercise Price for those grants is higher than the Fair Market Value on the Termination Date.

•

Both option grants 21001017 and 21009183 will be subject to some acceleration of vesting because each of those grants have an Exercise Price that is less than the Fair Market Value on the Termination Date.

•	Twenty-five percent of the total number of unvested shares in the two option grants that will be subject to accelerated vesting equals 19,718 total shares that will be subject to accelerated vesting.

•	(6,875 + 72,000) * .25 = 19,718

•	Since option grant 21001017 has the lowest Exercise Price, all 6,875 unvested options of that option grant will be subjected to accelerated vesting.

•	This means that the remaining 12,843 unvested options to be subject to accelerated vesting will be options from stock option grant 21009183.

•	19,718 total options subject to acceleration – 6,875 already accelerated = 12,843 remaining unvested options subject to acceleration of vesting.

Notwithstanding anything else stated in the VeriSign, Inc. 2001 Stock Incentive Plan or the VeriSign, Inc. 2006 Equity Incentive Plan, you may exercise your vested VeriSign, Inc. stock options for up to six (6) months following the Termination Date.

As you know, VeriSign imposed a stock option exercise suspension in August of 2006 in connection with the Board’s review of VeriSign’s stock option grants. The Board subsequently passed a resolution extending the post termination exercise period of options to the 30th day after the stock option exercise suspension is lifted. If your employment with VeriSign is terminated before the option exercise suspension is lifted, pursuant to the Board’s resolution, you will have at least 30 days after VeriSign’s 10-Q for the second quarter is filed and the suspension is lifted to choose to exercise your options, unless such resolution is amended or repealed by the Board. If your post termination exercise period is greater than 30 days from the date the option exercise suspension is lifted your longer period will apply.

B. RSU Acceleration. Upon the termination of your employment with VeriSign, and subject to compliance with applicable law, you will receive acceleration of vesting of twenty-five percent (25%) of your then unvested restricted stock units of VeriSign common stock.

1.7 Accrued PTO. On or about the Termination Date, you will receive a paycheck for any PTO that you have accrued but not used as of the Termination Date.

1.8 Travel & Related Expenses. For the purpose of clarification, you will be eligible to receive reimbursement of any VeriSign work related travel costs and related expenses you may incur until the Termination Date in accordance with the terms and conditions of the VeriSign Travel and Expense Reimbursement Policy.

1.9 Except as expressly provided for above, you shall not be entitled to any other or further compensation, remuneration, reimbursement, payments, or bonuses, including, without limitation, stock options, stock, or other equity-based compensation, of or from VeriSign.

2. Release of Claims. In consideration for the above benefits, your signature below indicates your agreement as follows:

2.1 In keeping with our intent to allow for an amicable separation, and as part of our accord, and deeming this Agreement to be fair, reasonable, and equitable, and intending to be legally bound hereby, you agree to and hereby do, for yourself and for each of your heirs, executors, administrators and assigns, forever and irrevocably fully release and discharge VeriSign (including any subsidiary or affiliated entities, and all of their respective officers, directors, employees, agents, attorneys, representatives, shareholders, predecessors, successors, purchasers, assigns, and representatives) (collectively the “VeriSign Parties”) from any and all grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever which you now have, have had, or may have, whether the same be known or unknown, at law, in equity, or mixed, in any way arising out of or relating in any way to any matter, act, occurrence, or transaction that occurred before or as of the Termination Date, including but not limited to your employment with VeriSign and your separation from VeriSign. This is a General Release. You expressly acknowledge that this General Release includes, but is not limited to, your release of any tort and contract claims, arbitration claims, claims under any local, state or federal law, wage and hour law, wage collection law or labor relations law, and any claims of discrimination on the basis of age, race, sex, sexual orientation, religion, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination or retaliation, and any claims under the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Age Discrimination In Employment Act (29 U.S.C. §§ 621 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), and any other claim under any law prohibiting employment discrimination or relating to employment. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You further acknowledge that you have been advised by this writing that you have seven (7) days following the execution of this General Release to revoke your agreement to it and this General Release shall not be effective until the Revocation Period has expired. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled and is not an employment benefit. You acknowledge that the amounts to be paid by VeriSign under this Agreement are adequate consideration for your execution of this Agreement and for any and all outstanding obligations that may be owed to you by VeriSign.

You represent that you are not aware of any possible claims by you other than the claims that you have waived and released by this Agreement. You expressly agree to waive any rights you may have to any claims, whether the facts or basis for any cause of action are known or unknown as of the Effective Date, and acknowledge such waiver under any common law principle or statute which may govern waivers of such claims. You hereby knowingly waive any and all rights you have or may have under Section 1542 of the California Civil Code. Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding Section 1542 of the Civil Code of California, you expressly consent that this Agreement shall be given full force and effect according to each and all of its expressed terms and provisions, including as well those relating to unknown claims, charges, demands, suits, actions, causes of action and debts, if any. You acknowledge that you understand the significance and consequence of this specific waiver of Section 1542. You understand that this Agreement is not an admission of liability under any statute or otherwise by VeriSign, and that VeriSign does not admit but denies any violation of your legal rights.

2.2 You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against VeriSign or any VeriSign Party. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against VeriSign or any other VeriSign Party.

2.3 You agree that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against VeriSign and/or any VeriSign Party, unless under a subpoena or other court order to do so. You further agree both to immediately notify VeriSign upon receipt of any such court order, subpoena, or any legal discovery device and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to VeriSign. You agree to make yourself available upon reasonable notice from VeriSign or its attorneys to provide testimony through declarations, affidavits, depositions or at a hearing or trial, and to work with VeriSign in preparation for such event, and to cooperate with any other reasonable request by VeriSign in connection with the defense or prosecution of any lawsuit to which VeriSign is a party currently pending or filed after the Termination Date. If VeriSign so requests your cooperation in connection with any legal matter then VeriSign agrees to pay for any reasonable expenses (which may include, without limitation, airfare and lodging) that you incur in connection with assisting VeriSign, provided you notify VeriSign in advance of what your reasonable expenses will be and receive prior written approval from VeriSign for such expenses.

2.4 You agree to refrain from making any derogatory or disparaging remarks, statements or communications about VeriSign.

3. Services; Termination.

You agree that while you are employed by VeriSign you will continue to perform your job duties in a professional manner and to the best of your abilities and will cooperate in performing other work-related tasks that may be requested of you by VeriSign. You acknowledge that, in its discretion, VeriSign may relieve you from performing all work related tasks even before the Termination Date.

Notwithstanding anything else stated in this Agreement, your employment may be terminated at any time for Cause. For the purposes of this Agreement, “Cause” shall include, but is not limited to: willful misconduct, gross negligence, theft, fraud or other illegal conduct, refusal to perform your job duties, unlawful harassment, violation of company policy or breach of any term of this Agreement. In the event that VeriSign terminates your employment for Cause then VeriSign shall pay you the amount of unpaid salary due to you as of your Termination Date and an amount equal to the value of any accrued, unused PTO you may have at that time, but thereafter VeriSign shall have no further payment obligations to you.

At your discretion, you may terminate your employment even sooner than the anticipated Termination Date set forth above by resigning as described below. If you choose to resign then you must submit your written resignation (which may be in the form of an e-mail) to Stratton Sclavos, Chief Excecutive Officer, and you will need to provide a copy of your written resignation to David Pomponio, VP Human Resources and Rod McCowan, SVP Human Resources. In response, VeriSign will send you an acknowledgement of receipt of your resignation. If your resignation is received by VeriSign before 9pm pacific time then your resignation will be effective that same day. However, if your resignation is received after 9pm pacific time then it will not be effective until the following calendar day.

4. Ongoing Confidentiality Obligations.

You agree to keep confidential and not to use or disclose any trade secret, confidential business or proprietary information which you acquired in connection with your employment with VeriSign, including, but not limited to, any non-publicly available marketing, finance, business, technology, or sales information, plans, or strategies of any VeriSign Company or any of their respective customers. You hereby acknowledge that, unless previously disclosed to the public, the identities, addresses and other contact information, and business needs of all current and prospective customers of any VeriSign Company are confidential information and trade secrets of such VeriSign Company and you agree not to disclose or use such information to the detriment of any VeriSign Company. For the purposes of this Agreement, a “VeriSign Company” means VeriSign, Inc. or any of its subsidiaries. Without limiting the generality of the foregoing, for the purpose of clarification, any confidentiality agreement you may have entered into with any VeriSign Company that protects confidential information of a VeriSign Company, its customers or employees or assigns ownership of intellectual property to a VeriSign Company remains in full force and effect even after the termination of your employment with VeriSign.

You agree to return to VeriSign either on the Termination Date or on any earlier date specified by VeriSign any and all property of VeriSign, including any files and any documents prepared for or by VeriSign, your computer, your ID badge and any other property or equipment issued to you by VeriSign.

5. Nonsolicitation.

5.1 Nonsolicitation of Employees and Consultants. During the term of your employment with VeriSign and for one year after the Termination Date, you agree that you will not directly or indirectly solicit, encourage or induce, or attempt to solicit, encourage or induce, any employee or consultant of a VeriSign Company to terminate his/her employment or consulting relationship with such VeriSign Company.

Notwithstanding the foregoing, for the purposes of this Agreement, the placement of general advertisements targeted to a particular geographic or technical area, but not targeted, directly or indirectly, towards employees of any VeriSign Company, will not be deemed to be a solicitation prohibited by this Section 5.1.

5.2 Nonsolicitation of Customers. For one year after the Termination Date, you agree that you will not directly or indirectly:

(i) contact or solicit business from any customer (including any prospective customer) of any VeriSign Company for the purpose of attempting to sell, license or otherwise provide to such customer (or prospective customer) any Restricted Products or Services (defined at Section 6 below); or

(ii) interfere or attempt to interfere with the relationship or prospective relationship of any VeriSign Company with any person or entity that is or is expected to become a customer of a VeriSign Company.

6. Noncompete. During the term of your employment with VeriSign and for one year after the Termination Date, you agree that you will not, in any county, state, country or other jurisdiction in which any VeriSign Company does business or, as of the Termination Date, is planning to do business:

(i) directly or indirectly, alone or with others, engage in any Restricted Business (as defined below);

(ii) be or become a director, officer, stockholder, owner, co-owner, partner, member, trustee, promoter, founder, employee, agent, representative, distributor, reseller, sublicensor, investor, lender, consultant, contractor, advisor or manager of or to, or otherwise acquire or hold any interest in any person or entity that engages in a Restricted Business;

(iii) permit your name to be used in connection with a business that is a Restricted Business; or

(iv) directly or indirectly, alone or with others, interfere with any business of a VeriSign Company;

provided, however, that nothing in this Section 5 will prevent you from (A) owning a passive investment of less than one percent (1%) of the outstanding shares of the capital stock of a publicly-held corporation if you are not otherwise associated, directly or indirectly, with such corporation or any affiliate company of such corporation; (B) owning as a passive investment less than one percent (1%) of the equity interests in any venture capital fund in which you are solely a passive investor and are not a principal, partner, advisor or other service provider for such venture capital fund; or (C) serving as an employee or consultant to any VeriSign Company.

For the purposes of this Agreement, “Restricted Business” means any company or entity, or operating unit within a company or other entity, which derives a majority of its profits or revenue by developing, providing, selling, marketing or distributing any Restricted Products or Services. “Restricted Products or Services” means any products, services or technology that compete with or are the same or similar to SSL certificates, Public Key Infrastructure management, Managed Security Services or one-time-password tokens. For the purpose of clarification, the term “Restricted Business” includes, without limitation the following companies: (i) the Managed Security Services business unit of Symantec; (ii) the Consumer Division for Symantec; (iii) the security business unit of EMC, including the division known as RSA; (iv) Vasco; and (v) Active Identity. In the event that you would like to pursue an opportunity at Symantec that you think might be prohibited by this noncompete restriction then VeriSign would be willing to re-visit this issue and, at that time, determine on a case by case basis whether to waive the restriction.

7. Employee Acknowledgement. You acknowledge that VeriSign’s agreement to pay you the Severance Payment and the 2006 Bonus is contingent upon your agreement to comply with your obligations under Sections 5 and 6 above of this Agreement, and that if you fail to comply with your obligations under this Agreement then VeriSign will be relieved of its obligation to make any payments to you under this Agreement.

8. General.

8.1. Severability. Should any provision of this Agreement be declared or determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining parts, terms and provisions shall continue to be valid, legal and enforceable, and will be performed and enforced to the fullest extent permitted by law.

8.2. Amendments. No changes to this Agreement will be valid unless in writing and signed by both you and VeriSign’s Chief Executive Officer.

8.3 Construction. The subject headings in this Agreement are for convenience purposes only and do not affect the interpretation of this Agreement. It is agreed that any legal rule to the effect that ambiguities ought to be resolved against the drafting party shall not apply to any interpretation of this Agreement.

8.4. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. This Agreement may be signed via facsimile.

8.5 Entire Agreement. This Agreement contains the entire agreement between you and VeriSign and supersedes all prior agreements or understandings between you and VeriSign, or any entity that has been acquired by VeriSign, concerning the subject matters of this Agreement.

Your signing this Agreement will acknowledge that you are advised to consult with legal counsel, if you so desire. This Agreement will be binding on your heirs, administrators, representatives, executors, successors and assigns and will inure to the benefit of VeriSign and its successors and assigns. Your signature below will indicate that you are entering into this Agreement freely and with a full understanding of its terms.

Please indicate your acceptance of the foregoing by signing below and returning the signed agreement to me on or before the Acceptance Expiration Date.

Yours very truly,

/s/ Stratton D. Sclavos
Stratton D. Sclavos
Chief Executive Officer

I, JUDY LIN, HAVE READ AND UNDERSTAND THIS GENERAL RELEASE, AND I ENTER INTO IT VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS EFFECT.

/s/ Judy Lin	February 23, 2007
Signature	Date

/s/ Veronica Curet	February 23, 2007
Witness	Date